EXHIBIT 99.1

Corvus Pharmaceuticals Reports First Quarter 2018 Financial Results and Provides Business Update

BURLINGAME, Calif., May 03, 2018 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (NASDAQ:CRVS), a clinical-stage biopharmaceutical company focused on the development and commercialization of precisely targeted oncology therapies, today announced financial results for the first quarter ended March 31, 2018, and provided a business update.

“We made important progress in advancing our clinical programs and building our pipeline, with several notable developments in the first quarter that reinforce our continued leadership in the development of therapies targeting the adenosine pathway,” said Richard A. Miller, M.D., co-founder, president and chief executive officer of Corvus. “We are now enrolling patients in our Phase 1/1b trial evaluating CPI-006 as a monotherapy, in combination with CPI-444 and in combination with Keytruda® (pembrolizumab).  We believe this is the first human clinical trial in oncology to evaluate the effect of dual-blockade of the adenosine pathway by inhibiting both CD73 and the A2A receptor.  With the initiation of this new trial and our ongoing Phase 1/1b clinical trial with our A2A receptor antagonist CPI-444, we continue to have one of the most advanced programs addressing the adenosine pathway. Our clinical trials with CPI-444 are expanding in both renal cell and lung cancer and are designed to evaluate its use in earlier lines of therapy.”

Recent Achievements
CPI-444: A2A Receptor Antagonist of Adenosine

  Amended the clinical trial protocol for the ongoing Phase 1/1b clinical trial evaluating CPI-444, the Company’s lead product candidate, administered alone and in combination with Genentech’s Tecentriq® (atezolizumab), an anti-PD-L1 antibody, in up to 50 patients with renal cell cancer (RCC) who have failed no more than two prior treatment regimens, which must have included an anti-PD-(L)1 and a tyrosine kinase inhibitor. Prior to this amendment, RCC patients were eligible and enrolled with up to five (median three) prior treatments regimens.
  Continued enrolling patients in the Phase 1b/2 trial, being conducted by Genentech as part of their MORPHEUS platform, which is evaluating CPI-444 and Tecentriq in up to 60 patients with non-small cell lung cancer (NSCLC) who have failed no more than two prior regimens.

CPI-006: Anti-CD73 Antibody

  As recently announced, initiated the Phase 1/1b clinical trial evaluating CPI-006, the Company’s anti-CD73 antibody, as a single agent and in combination with CPI-444, and in combination with pembrolizumab. The trial is anticipated to enroll up to 350 patients and is designed to select the dose and evaluate the safety, pharmacokinetics, immune biomarkers and efficacy in patients with NSCLC, RCC, and other cancers who have failed standard therapies.

Preclinical

  Advanced Investigational New Drug (IND) enabling studies and additional preclinical trials in spontaneous canine T-cell lymphoma for the Company’s interleukin-2–inducible kinase (ITK) inhibitor and progressed scale-up manufacturing activities in preparation for an anticipated IND filing in late 2018.

Corporate

  Raised $64.9 million in net proceeds in March 2018 through an underwritten public offering, broadening our investor base.

Financial Results
At March 31, 2018, Corvus had cash, cash equivalents and marketable securities totaling $143.9 million.  This compared to cash, cash equivalents and marketable securities of $90.1 million at December 31, 2017.

Research and development expenses for the three months ended March 31, 2018 totaled $12.1 million compared to $13.5 million for the same period in 2017. The decrease of $1.4 million was primarily due to the payment of a $3.0 million milestone related to CPI-444 in the first quarter of 2017, partially offset by an increase of $0.5 million in drug manufacturing costs for CPI-006 and an increase of $0.7 million in personnel costs.

General and administrative expenses for the three months ended March 31, 2018 totaled $2.5 million compared to $2.7 million for the same period in 2017. The decrease of $0.2 million was primarily due to a decrease of $0.4 million in patent and public company expenses, offset by an increase of $0.2 million in personnel costs.

The net loss for the three months ended March 31, 2018 was $14.3 million compared to $16.0 million for the same period in 2017. Total stock compensation expense for the three months ended March 31, 2018 was $1.8 million compared to $1.5 million for the same period in 2017.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development and commercialization of precisely targeted oncology therapies. Corvus’ lead product candidate, CPI-444, a small molecule inhibitor of the A2A receptor, is currently being evaluated in a multicenter Phase 1/1b clinical trial in patients with various solid tumors. This successive expansion cohort trial is examining the activity of CPI-444 both as a single agent and in combination with Genentech’s atezolizumab, an anti-PD-L1 antibody. Corvus is conducting the trial with Genentech, a member of the Roche Group, under a clinical trial collaboration the two companies entered into in October 2015. In May 2017, Corvus and Genentech expanded the collaboration and are now conducting a trial of CPI-444 and atezolizumab in patients with NSCLC who have failed prior therapies with anti-PD-(L)1 and platinum based chemotherapy. Corvus is evaluating a second product candidate, CPI-006, a humanized monoclonal antibody directed against CD73, in a multicenter Phase 1/1b clinical trial in patients with various solid tumors. For more information, visit www.corvuspharma.com.

Tecentriq® is a registered trademark of Genentech.
Keytruda® is a registered trademark of Merck.

About CPI-444
CPI-444 is a small molecule, oral, checkpoint inhibitor designed to disable a tumor’s ability to subvert attack by the immune system by blocking the binding of adenosine in the tumor microenvironment to the A2A receptor. Adenosine, a metabolite of ATP (adenosine tri-phosphate), is produced within the tumor microenvironment where it may bind to the adenosine A2A receptor present on immune cells and block their activity. CD39 and CD73 are enzymes on the surface of tumor cells and immune cells. These enzymes work in concert to convert ATP to adenosine. In vitro and preclinical studies have shown that dual blockade of CD73 and the A2A receptor may be synergistic.

About CD73 and Adenosine
CD73 is a cell surface enzyme whose function is to convert adenosine monophosphate (AMP) to adenosine by removing phosphate from AMP. CD73 is expressed on cells of the immune system, including T-cells and B-cells. CD73 is also present on many tumors, including lung, renal, melanoma, colon, prostate, breast and others. In the tumor microenvironment, CD73 produces adenosine, which binds to the adenosine A2A receptor on immune cells and inhibits various immune responses including those directed against the tumor. Tumors utilize this immunosuppressive mechanism to escape attack by the immune system.

About CPI-006
CPI-006 is a potent humanized monoclonal antibody that reacts with the active site of CD73, blocking the conversion of AMP to adenosine. In vitro studies of CPI-006 have shown it is capable of substantially inhibiting the production of adenosine by blocking the CD73 enzyme.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of CPI-144 and CPI-006, the Company’s ability to develop and advance product candidates into and successfully complete preclinical studies and clinical trials, including the Company’s Phase 1/1b clinical trial of CPI-444, the Company’s Phase 1/1b clinical trial of CPI-006 and the Company’s IND-enabling studies of its ITK inhibitor, the basis for and the timing of any future clinical trials of the Company’s ITK inhibitor and the utility of biomarker data collected and the suitability of dosing regimen selected for clinical trials. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the Securities and Exchange Commission on May 3, 2018, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its clinical trials of CPI-144 and CPI-006; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete preclinical studies and clinical trials; the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its preclinical studies of its ITK inhibitor; the Company’s ability to utilize biomarker data and select a suitable dosing regimen; the results of preclinical studies may not be predictive of future results; the unpredictability of the regulatory process; and regulatory developments in the United States and foreign countries. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:
Guillermo Elias, Ph.D.
Director, Business Development
Corvus Pharmaceuticals, Inc.
+1-650-900-4511
gelias@corvuspharma.com

MEDIA CONTACT:
Julie Normart, W2O Group
415-946-1087
jnormart@w2ogroup.com

CORVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data) (unaudited)

	Three Months Ended March 31,
	2018	2017
Operating expenses:
Research and development	$12,103	$13,497
General and administrative	2,541	2,720
Total operating expenses	14,644	16,217
Loss from operations	(14,644)	(16,217)
Interest income	343	181
Net loss	$(14,301)	$(16,036)
Net loss per share, basic and diluted	$(0.63)	$(0.79)
Shares used to compute net loss per share, basic and diluted	22,580,620	20,349,391

CORVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

	March 31,	December 31,
	2018	2017
Assets
Cash, cash equivalents and marktable securities	$143,933	$90,055
Other assets	4,756	4,720
Total assets	$148,689	$94,775
Liabilities and stockholders' equity
Accounts payable and accrued liabilities and other liabilities	$11,461	$9,940
Stockholders' equity	137,228	84,835
Total liabilities and stockholders' equity	$148,689	$94,775